Exhibit 99.1

  AEP INDUSTRIES INC. REPORTS FISCAL 2004 FOURTH QUARTER AND YEAR END RESULTS

     SOUTH HACKENSACK, N.J., Jan. 12 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal fourth quarter and fiscal year ended October 31, 2004.

     Net sales for the fiscal fourth quarter rose 7.2 percent to $219,580,000 compared with $204,822,000 in last year's fiscal fourth quarter. Excluding $7,780,000 of positive impact of foreign exchange, worldwide net sales increased $6,978,000 or 3.4 percent. The increase in net sales during the 2004 fourth quarter was primarily driven by a 5.2 percent increase in per unit selling prices partially offset by a 1.7 percent decrease in sales volume. The increase in net sales came primarily from AEP's U.S. operations and was a direct result of higher raw material costs (primarily resin) that were passed on to customers, thus increasing the per unit selling prices in the fourth quarter of fiscal 2004.

     For the fiscal year ended October 31, 2004, net sales were a record $810,982,000 compared with $745,012,000 a year ago. Excluding $39,756,000 of positive impact of foreign exchange, worldwide net sales increased $26,214,000 or 3.5 percent. The increase in net sales for fiscal 2004 was primarily due to a
1.9 percent increase in per unit selling prices combined with a 1.6 percent increase in sales volume.

     Gross profit for the quarter ended October 31, 2004 increased $460,000 to $39,427,000 as compared to the same quarter of the prior year of $38,967,000. This increase included $1,178,000 of positive impact of foreign exchange which was offset by the 1.7% decline in volume during the quarter. Gross profit per unit sold was consistent for the fourth quarter fiscal 2004 and 2003 in spite of increased resin costs during the current period.

     Gross profit for fiscal 2004 increased $14,660,000 to $142,897,000 over the prior year. This improvement is due to a number of factors including a 1.6 per cent increase in sales volume, the positive impact of foreign exchange of $5,118,000, continued cost control efforts by our operating people and market demand which allowed us to pass increased resin costs through to our customers on a more timely basis.

     Operating expenses in the fiscal 2004 fourth quarter decreased $16,645,000 compared to the fourth quarter of fiscal 2003. This decrease resulted from a net cost reduction of $5,375,000 in operating expenses and a decrease of $11,206,000 in shutdown costs that were recognized in fiscal 2003 from the liquidation of our Italian operations ("FIAP") and the closedown of the United Kingdom operations.

     For the full year, operating expenses decreased $16,028,000, which resulted mainly from the reduction in operating expenses of $9,651,000 and a decrease of $11,206,000 for shutdown costs related to the liquidation of FIAP and the closedown of the United Kingdom operations in fiscal 2003. These reductions were offset by $4,453,000 of negative impact of foreign exchange and in increased delivery costs attributable to increased fuel costs and sales volume.

     Operating income from continuing operations improved to $14,111,000 in the 2004 fourth quarter compared with $567,000 in the 2003 fourth quarter. This improvement between the fourth quarters of fiscal 2004 and fiscal 2003 is primarily the result of the previously mentioned decrease in operating expenses and shutdown costs relating to the FIAP liquidation which improved fiscal 2004 fourth quarter operating income by $16,307,000 combined with the positive effect of foreign exchange of $704,000. During the fourth quarter 2003, the Company completed the sale of its land in the United Kingdom for a pretax gain of $3,657,000, which was included in operating income.

     The Company reported operating income from continuing operations of $38,411,000 for the full year, compared with $11,246,000 for 2003. This improvement is primarily due to increased sales prices and volume, combined with the positive effect of foreign exchange of $665,000 and the net effect of the FIAP liquidation, which improved operating income by $18,400,000 for the current fiscal year. In fiscal 2003, the Company completed the sale of its land in the United Kingdom for a pretax gain of $3,657,000, which was included in operating income.

     In the 2004 fourth quarter, the Company had income from continuing operations of $1,112,000, or $0.13 per diluted share, compared with a loss from continuing operations of $15,889,000, or $1.94 per diluted share, in last year's fourth quarter. For the full year, AEP reported a loss from continuing operations of $408,000, or $0.05 per diluted share, compared with a net loss from continuing operations of $25,044,000, or $3.10 per diluted share, for 2003.

     In July 2004, the Company's Spanish subsidiary filed for Suspension of Payments status under Spanish law and the Company's management approved a plan to sell its Spanish subsidiary. As a result, the Spanish operations are accounted for as discontinued operations. After failed attempts to sell the Spanish operations, Management has placed the operation in liquidation in the fiscal 2004 fourth quarter. For the fourth quarter 2004, the Company had a loss from discontinued operations of $5,474,000, or $0.65 per diluted share, compared with income from discontinued operations of $6,000, or $0.00 per diluted share, in the 2003 fourth quarter. For the full year, the loss from discontinued operations was $17,125,000, or $2.06 per diluted share, compared to a loss from discontinued operations of $474,000, or $0.06 per diluted share, in 2003.

     For the 2004 fourth quarter the Company reported a loss of $4,362,000, or $0.52 per diluted share, compared with a loss of $15,883,000, or $1.94 per diluted share in the same quarter last year. The loss for the full year was $17,533,000, or $2.11 per diluted share, compared with a loss of $25,518,000, or $3.16 per diluted share in fiscal 2003.

     "We continue to be pleased with our North American operations where we have increased volumes and improvements in gross margins, primarily due to our continuing ability to pass through increased resin costs to our markets on a timely basis. It appears that the excess capacity, which has plagued our North American market place, is beginning to rationalize itself. This is essential to our efforts toward improving our overall profitability," commented Brendan Barba, Chairman and Chief Executive Officer of the Company.

     "We continue to be disappointed in the operating results coming in from our European businesses and believe those results will not show significant improvement until the Euro declines in value.

     "Our businesses in Asia/Pacific have performed very well. AEP is currently exploring an array of alternatives available to these businesses, including a sale, which may be in the best interests of these businesses as well as the parent company," concluded Mr. Barba.

     The Company invites all interested parties to listen to its fourth quarter conference call live over the Internet at http://www.aepinc.com on Thursday, January 13, 2005 at 10.00 a.m. EST. An archived version of the call will be made available after the call is concluded.

     AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.

     Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
       (in thousands, except per share data and gross profit percentages)

                                        For the Three Months              For the Year
                                               Ended                         Ended
                                             October 31,                  October 31,
                                     --------------------------    --------------------------
                                         2004          2003            2004          2003
                                     -----------    -----------    -----------    -----------
NET SALES                            $   219,580    $   204,822    $   810,982    $   745,012

COST OF SALES                            180,153        165,855        668,085        616,775
    Gross profit                          39,427         38,967        142,897        128,237
                                            18.0%          19.0%          17.6%          17.2%
OPERATING EXPENSES
  Delivery                                10,452         10,047         37,692         35,519
  Selling                                 10,274         10,934         39,808         42,282
  General and Administrative               5,123         10,307         27,515         32,036
  Shut down Costs                           (512)        10,694           (512)        10,694

    Total operating expenses              25,337         41,982        104,503        120,531

OTHER OPERATING INCOME
 (EXPENSE):
    Gain on sales of property
     and equipment, net                       21          3,582             17          3,540

    Operating income from
     continuing operations                14,111            567         38,411         11,246
OTHER INCOME (EXPENSE):                        -              -
  Interest expense                        (6,397)        (6,308)       (25,604)       (25,414)
  Gain on sale of interest in
   joint venture                               -             56              -          5,948
  Other, net                                 (77)          (960)          (412)        (3,549)
                                          (6,474)        (7,212)       (26,016)       (23,015)
    Income (loss) from
     continuing operations
     before provision for income
     taxes                                 7,637         (6,645)        12,395        (11,769)
PROVISION FOR INCOME TAXES                 6,525          9,244         12,803         13,275
    Income (loss) from
     continuing operations                 1,112        (15,889)          (408)       (25,044)

DISCONTINUED OPERATIONS:
   Loss from Spanish operations           (4,512)           (95)        (5,707)        (1,270)
   Loss from disposition                    (976)             -         (9,862)             -
   Income tax provision
    (benefit)                                (14)          (101)         1,556           (796)
    Net income (loss) from
     discontinued operations              (5,474)             6        (17,125)          (474)
    Net loss                         $    (4,362)   $   (15,883)   $   (17,533)   $   (25,518)

EARNINGS (LOSS) PER SHARE -
 Basic:
    Income (loss) from
     continuing operations           $      0.13    $     (1.94)   $     (0.05)   $     (3.10)
    Income (loss) from
     discontinued operations         $     (0.65)   $      0.00    $     (2.06)   $     (0.06)
         Net loss                    $     (0.52)   $     (1.94)   $     (2.11)   $     (3.16)

EARNINGS (LOSS) PER SHARE -
 Diluted:
    Income (loss) from
     continuing operations           $      0.13    $     (1.94)   $     (0.05)   $     (3.10)
    Income (loss) from
     discontinued operations         $     (0.65)   $      0.00    $     (2.06)   $     (0.06)
         Net loss                    $     (0.52)   $     (1.94)   $     (2.11)   $     (3.16)

SOURCE  AEP Industries Inc.
    -0-                             01/12/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/
    /Web site:  http://www.aepinc.com